SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

QLOGIC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QLOGIC CORPORATION

26600 Laguna Hills Drive
Aliso Viejo, CA 92656
(949) 389-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on August 27, 2002

To the Stockholders of QLOGIC CORPORATION:

      You are cordially invited to attend the Annual Meeting of Stockholders of QLogic Corporation, a Delaware corporation (the “Company”), which will be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, at 10:00 a.m., Pacific Daylight Time, on Tuesday, August 27, 2002, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement which is incorporated herein by this reference:

1. To elect a board of six directors to serve until the next Annual Meeting of the Company’s stockholders and until their successors have been elected and qualified; and

2. To approve and ratify an amendment to the QLogic Corporation Stock Awards Plan (“Awards Plan”) to increase the maximum number of shares subject thereto by 2,000,000 from 24,800,000 to 26,800,000; and

3. To approve and ratify an amendment to the Non-Employee Director Stock Option Plan (“Director Plan”) to increase the maximum number of shares subject thereto by 100,000 from 2,000,000 to 2,100,000; and

4. To ratify the selection of KPMG LLP as the Company’s independent public accountants for fiscal year 2003; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Stockholders of record of the Company’s common stock at the close of business on July 1, 2002, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

      THOSE WHO CANNOT ATTEND ARE URGED TO SIGN, DATE, AND OTHERWISE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. ANY STOCKHOLDER GIVING A PROXY HAS THE RIGHT TO REVOKE IT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors
MICHAEL R. MANNING
Secretary

Aliso Viejo, California

July 12, 2002

PROXY STATEMENT
SOLICITATION AND REVOCATION OF PROXIES
VOTING SECURITIES
STOCK OWNERSHIP OF MANAGEMENT
PRINCIPAL STOCKHOLDERS
PROPOSAL ONE NOMINATION AND ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF COMPENSATION COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER RETURN PERFORMANCE PRESENTATION
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL TWO AMENDMENT OF THE STOCK AWARDS PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE PLAN
PROPOSAL THREE AMENDMENT OF THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE PLAN
PROPOSAL FOUR RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS
OTHER MATTERS
ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K

QLOGIC CORPORATION

26600 Laguna Hills Drive
Aliso Viejo, CA 92656
(949) 389-6000

PROXY STATEMENT

APPROXIMATE DATE PROXY MATERIAL FIRST SENT TO STOCKHOLDERS:

July 17, 2002

       The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of QLogic Corporation, a Delaware corporation (the “Company”), to be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, at 10:00 a.m., Pacific Daylight Time, on Tuesday, August 27, 2002, and adjournments thereof (the “Meeting”), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement.

SOLICITATION AND REVOCATION OF PROXIES

      A form of proxy is being furnished herewith by the Company to each stockholder and, in each case, is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. The Company may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding soliciting materials to their principals. The Company may retain Corporate Investor Communications Incorporated, New York, New York, to deliver soliciting materials to such record holders for distribution by them to their principals and to assist the Company in collecting proxies from such holders. The cost of these services, excluding out-of-pocket expenses, is not expected to exceed $7,000. Members of the management of the Company may also solicit some stockholders in person, or by telephone, telegraph or telecopy, following solicitation by this Proxy Statement, but will not be separately compensated for such solicitation services.

      Proxies duly executed and returned by stockholders and received by the Company before the Meeting will be voted FOR the election of all six of the nominee-directors specified herein, FOR the approval of an increase to the number of shares under the Awards Plan, FOR the approval of an increase to the number of shares under the Director Plan, and FOR the ratification of the selection of KPMG LLP as the Company’s independent public accountants for fiscal year 2003, unless a contrary choice is specified in the proxy. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors of the Company.

      Under the Company’s bylaws and Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” (shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present at the Meeting for purposes of determining the presence of a quorum, but only shares voted “For,” “Against” or “Abstain” are treated as shares “present and entitled to vote” at the Meeting with respect to such matter. Any shares represented at the Meeting but not voted (whether by abstention, broker non-vote or otherwise) or voted against a nominee will have no impact in the election of directors, except to the extent that the failure to vote for an individual results in six other individuals receiving a larger number of votes. Any shares represented at the Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to the proposals to approve an increase to the number of shares under the Awards Plan, to approve an increase to the number of shares under the Director Plan, or to ratify the selection of KPMG LLP as the Company’s independent public accountants will have no effect on the vote for such proposals except to the extent the number of shares not voted causes the number of shares voted in favor of such proposals not to equal or exceed a majority of the shares present or represented and entitled to vote at the Meeting (in which case such proposals would not be approved).

      Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at any time by either (1) a later-dated proxy voted at the Meeting, (2) a later-dated proxy or written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (3) attendance at the Meeting and voting in person.

VOTING SECURITIES

      The Company has outstanding only common stock, of which 93,328,044 shares were outstanding as of the close of business on July 1, 2002 (the “Record Date”). Only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of common stock is entitled to one vote.

      Representation at the Meeting by the holders of a majority of the outstanding common stock of the Company, either by personal attendance or by proxy, will constitute a quorum.

STOCK OWNERSHIP OF MANAGEMENT

      The following table sets forth as of June 14, 2002, information regarding beneficial ownership of the Company’s common stock by each director and each executive officer and by all directors and executive officers as a group. As of June 14, 2002, there were 93,315,542 shares of the Company’s common stock outstanding.

	Shares Beneficially
	Owned(1)

	Number	Percent

H.K. Desai(2)	1,248,355	1.3%
Larry R. Carter(3)	80,001	*
James R. Fiebiger(4)	48,000	*
Kenneth E. Hendrickson(5)	116,132	*
Carol L. Miltner(6)	34,734	*
George D. Wells(7)	65,815	*
Frank A. Calderoni	—	*
Michael J. Knudsen(8)	16,250	*
Michael R. Manning(9)	126,105	*
Denis R. Maynard	248	*
David M. Race(10)	140,993	*
David Tovey(11)	377,499	*
Thomas R. Anderson(12)	234,621	*
Mark K. Edwards(13)	238,486	*

All Directors and Executive Officers as a group (14 persons)	2,727,239	2.9%

*	Less than 1% of the outstanding shares of common stock.

(1)	Based upon 93,315,542 shares of common stock outstanding as of June 14, 2002. Each named person and all directors and executive officers as a group are deemed to be the beneficial owners of shares of common stock that may be acquired within upon exercise of stock options within 60 days of June 14, 2002. Accordingly, the number of shares and percentages set forth next to the name of such person and all directors and executive officers as a group include the shares of common stock issuable upon stock options exercisable within 60 days of June 14, 2002. However, the shares of common stock so issuable upon such exercise by any such persons are not included in calculating the percentage of common stock beneficially owned by any other stockholder.

(2)	Includes 910,115 shares which may be purchased pursuant to stock options which are currently exercisable or will be exercisable within 60 days of June 14, 2002.

(3)	Consists entirely of shares which may be purchased pursuant to stock options which are currently exercisable or will be exercisable within 60 days of June 14, 2002.

(4)	Consists entirely of shares which may be purchased pursuant to stock options which are currently exercisable or will be exercisable within 60 days of June 14, 2002.

(5)	Includes 43,556 shares which may be purchased pursuant to stock options which are currently exercisable or will be exercisable within 60 days of June 14, 2002.

(6)	Includes 29,334 shares which may be purchased pursuant to stock options which are currently exercisable or will be exercisable within 60 days of June 14, 2002.

(7)	Includes 62,001 shares which may be purchased pursuant to stock options which are currently exercisable or will be exercisable within 60 days of June 14, 2002.

(8)	Consists entirely of shares which may be purchased pursuant to stock options which are currently exercisable or will be exercisable within 60 days of June 14, 2002.

(9)	Includes 14,800 shares held for the benefit of Mr. Manning’s minor children and 15,182 shares which may be purchased, pursuant to stock options which are currently exercisable or will be exercisable within 60 days of June 14, 2002.

(10)	Includes 101,180 shares which may be purchased pursuant to stock options which are currently exercisable or will be exercisable within 60 days of June 14, 2002.

(11)	Includes 234,309 shares which may be purchased pursuant to stock options which are currently exercisable or will be exercisable within 60 days of June 14, 2002.

(12)	Includes 87,401 shares which may be purchased pursuant to stock options which are currently exercisable or will be exercisable within 60 days of June 14, 2002. Mr. Anderson resigned as Vice President and Chief Financial Officer in February 2002.

(13)	Includes 133,622 shares which may be purchased pursuant to stock options which are currently exercisable or will be exercisable within 60 days of June 14, 2002. Mr. Edwards resigned as Senior Vice President Technology and Planning in May 2002.

PRINCIPAL STOCKHOLDERS

      The following table sets forth information regarding ownership of outstanding shares of our common stock by those individuals or groups who have advised us that they own more than five percent (5%) of such outstanding shares.

	Shares Owned as of
	Date Set Forth Below

Name of Beneficial Owner	Number		Percent(1)

FMR Corp.	13,889,633	(2)	14.9%
82 Devonshire Street Boston, MA 02109
Putnam Investments, LLC	10,745,018	(3)	11.5%
One Post Office Square Boston, Massachusetts 02109
Massachusetts Financial Services Company	4,854,568	(4)	5.2%
500 Boylston Street Boston, Massachusetts 02116

(1)	Based upon 93,315,542 shares of the Company’s common stock outstanding as of June 14, 2002.

(2)	Based upon information as of as of February 14, set forth in a Schedule 13G/ A filed February 14, 2002, FMR Corp., with its principal offices at 82 Devonshire Street, Boston, MA 02109, reports sole voting power with respect to 7,902,218 shares and sole dispositive power with respect to 13,889,633 shares. All of the shares reported as beneficially owned by FMR Corp. have also been reported as beneficially owned by Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director and owner of 24.5% of the aggregate outstanding voting stock of FMR Corp. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 5,885,237 shares reported as beneficially owned by FMR Corp. in its capacity as investment manager for certain institutional accounts. Fidelity Management Research Company, a wholly owned subsidiary of FMR Corp. is the beneficial owner of 5,965,515 shares reported as beneficially owned by FMR Corp. in its capacity as investment manager for certain institutional accounts. Fidelity International Limited, Pembroke Hall, 42 Crowe Lane, Hamilton, Bermuda is the beneficial owner of 2,038,881 shares reported as beneficially owned by FMR Corp. in its capacity as investment manager for certain institutional accounts.

(3)	Based on its Schedule 13G/ A filed May 10, 2002, Putnam Investments, LLC., with their principal offices at One Post Office Square Boston, Massachusetts 02109, in a joint filing with Marsh & McLennan Companies, Inc., with their principal offices at 1166 Avenue of the Americas, New York, New York 10036, and Putnam Investment Management, LLC and The Putnam Advisory Company, LLC, each with their principal offices at One Post Office Square Boston, Massachusetts 02109, report as of May 8, 2002 as follows: Putnam, LLC (dba Putnam Investments), beneficially owns, and has shared dispositive power with respect to 10,745,018 shares, and has shared voting power with respect to 726,430 shares; Putnam Investment Management, LLC. beneficially owns, and has shared dispositive power with respect to 9,765,938 shares, and has shared voting power with respect to 258,910 shares; and Putnam Advisory Company, LLC beneficially owns, and has shared dispositive power with respect to 979,080 shares, and has shared voting power with respect to 467,520 shares. Putnam, LLC (dba Putnam Investments), Marsh & McLennan Companies, Inc., Putnam Investment Management, LLC and Putnam Advisory Company, LLC report that no single person other than the persons filing the Schedule 13G have an economic interest in the shares which relates to more than 5% of the class of shares. In addition, Putnam, LLC (dba Putnam Investments), and Marsh & McLennan Companies, Inc. disclaim beneficial ownership of all of the shares reported on the Schedule 13G and further report that neither of them have any power to vote or dispose of, or direct the voting or disposition of, any of such shares.

(4)	Based on its Schedule 13G/ A filed June 18, 2002, Massachusetts Financial Services Company, with their principal offices at 500 Boylston Street, Boston, Massachusetts 02116, reports as of June 18, 2002 that it beneficially owns 4,854,568 shares of common stock, including sole voting power over 4,833,634 shares and sole dispositive power over 4,854,568 shares.

PROPOSAL ONE

NOMINATION AND ELECTION OF DIRECTORS

      The Company’s directors are to be elected at each Annual Meeting of Stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. The Nominating Committee of the Board of Directors identifies candidates and recommends to the Board of Directors nominees for membership on the Board of Directors. The Board of Directors proposes the election of six directors at the Meeting. Each of the nominated directors named below was elected as a director of the Company at the Company’s 2001 Annual Meeting of Stockholders.

      In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by the Company’s existing Board of Directors.

      The six nominee-directors receiving the highest number of votes cast at the Meeting will be elected as the Company’s directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. Proxies cannot be voted for more than six nominees for director. Unless authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy intend to vote at the Meeting for the election of the six nominee-directors presented below. Persons named as proxies may not vote for the election of any person to the office of director for which a bone fide nominee is not named in the Proxy Statement.

      The Company’s bylaws provide that only persons who are nominated in accordance with specified bylaw procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with certain notice procedures set forth in the bylaws. Such nominations must be made by written notice to the Secretary of the Company and must be delivered or mailed and received at the principal executive offices of the Company not less than 60 days or more than 90 days prior to the date of the meeting. In the event that the first public disclosure of the date of the meeting is made less than 70 days prior to the date of the meeting, notice by the stockholder will be timely if received not later than the close of business on the tenth day following the day on which such public disclosure was first made. The stockholder’s notice must set forth certain information concerning the proposed nominee and the stockholder giving notice, as set forth in the bylaws.

      The names and certain information concerning the six (6) nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Nominee(1)	Position(s) with the Company	Age

H.K. Desai	Chairman of the Board, Chief Executive Officer and President	56
Larry R. Carter(2)	Director	59
James R. Fiebiger(2)(4)	Director	60
Kenneth E. Hendrickson(3)(4)	Director	61
Carol L. Miltner(3)(4)	Director	59
George D. Wells(2)	Director	67

(1)	The Nominating Committee identifies candidates and recommends to the Board of Directors nominees for membership on the Board of Directors. The nominees for election as directors at the Meeting are selected by the Board of Directors of the Company.

(2)	Member of the Audit Committee of the Board of Directors of the Company, currently consisting of Mr. Carter, Dr. Fiebiger and Mr. Wells, none of whom is an employee of the Company.

(3)	Member of the Compensation Committee of the Board of Directors of the Company, currently consisting of Ms. Miltner and Mr. Hendrickson, neither of whom is an employee of the Company.

(4)	Member of the Nominating Committee of the Board of Directors of the Company, currently consisting of Dr. Fiebiger, Mr. Hendrickson and Ms. Miltner, none of whom is an employee of the Company.

      Mr. Desai joined the Company in August 1995 as President and Chief Technical Officer. Mr. Desai was subsequently promoted to President and Chief Executive Officer and became a Director in January 1996, and became Chairman of the Board in May 1999. From May 1995 to August 1995, Mr. Desai was Vice President, Engineering (Systems Products) at Western Digital Corporation, a manufacturer of disk drives. From July 1990 until May 1995, Mr. Desai served as Director of Engineering, and subsequently Vice President of Engineering for QLogic. Mr. Desai is also a board member of Microsemi Corporation, a supplier of analog integrated circuits and power and signal discrete semiconductors, and the Chairman of the Board of Lantronix Inc., a supplier of network devices that enable access over the Internet.

      Mr. Carter has served as a director since June 1999. Since January 1995 Mr. Carter has worked for Cisco Systems, Inc., a computer networking products company, most recently as Sr. Vice President of Finance and Administration, Chief Financial Officer and Secretary. In July 2000, Mr. Carter was appointed to Cisco Systems, Inc.’s Board of Directors. From July 1992 to January 1995, Mr. Carter served as Vice President and

Corporate Controller of Advanced Micro Devices, Inc. Mr. Carter has also served as Chief Financial Officer for VLSI Technology, Inc. and for SGS Thompson Microelectronics, Inc. Mr. Carter currently serves as a member of the Board of Directors of eSpeed, Inc., a provider of business-to-business electronic marketplace solutions, and Transmeta Corporation, a provider of microprocessors that enable mobile computing.

      Dr. Fiebiger has served as a director since February 2000. Since December 1999 Dr. Fiebiger has been Chairman and Chief Executive Officer of Lovoltech, a start-up fabless semiconductor company specializing in low voltage devices. Dr. Fiebiger served as Vice Chairman of GateField Corporation, a fabless semiconductor company, from February 1999 until the company was sold to Actel Corporation. He served as GateFields’s President and Chief Executive Officer from June 1996 until February 1999. From December 1987 to September 1993, he was President and Chief Operating Officer of VLSI, now Philips Semiconductors, Inc. From October 1993 until June 1996, he was Managing Director and Chairman of Thunderbird Technologies, Inc., a semiconductor technology licensing company. Dr. Fiebiger has also served as President and Chief Operating Officer for VLSI Technology, Inc. and Corporate Vice President and Assistant General Manager for Motorola Semiconductor Sector. Dr. Fiebiger is a board member of Mentor Graphics, Actel Corporation and Artest Corporation.

      Mr. Hendrickson has served as a director since August 2000. Mr. Hendrickson served as the Chief Executive Officer and as a Director of Ancor Communications, Incorporated from July 1997 to August 2000, and as their Chairman of the Board from September 1997 until August 2000, when Ancor Communications merged with QLogic. Mr. Hendrickson was Executive Vice President and General Manager of the Microcomputer Products Group of Western Digital Corporation, a manufacturer of disk drives, from March 1993 to June 1996. In June 2002, Mr. Hendrickson was elected to the Board of Directors of Pemstar, Inc., a provider of electronics manufacturing services to manufacturers.

      Ms. Miltner has served as a director since February 1994. In January 2000, Ms. Miltner was named Chief Executive Officer of the Global Technology Distribution Council, an international forum of leaders representing the world’s largest technology distributors. From July 1991 to February 1999 Ms. Miltner was President of Motivation by Miltner. From February 1999 to January 2000, she was a partner in a national seminar and consulting company, IMPACT, LLC. Prior to 1991, she spent nineteen years in sales management positions of IBM, Xerox Corporation and Apple Computer, and served as the Senior Vice President of Sales for Ingram Micro.

      Mr. Wells has served as a director since February 1994. Mr. Wells was President and Chief Executive Officer of Exar Corporation, a manufacturer of analog and mixed-signal integrated circuits, from June 1992 until he retired in October 1996. Before joining Exar, Mr. Wells served as President and Chief Operating Officer of LSI Logic, a manufacturer of HCMOS and BiCMOS application specific integrated circuits, for seven years. Prior to 1999, he served as a member of the Boards of Directors of Align Rite Corporation, a manufacturer of photomasks, Johnson Matthey, a U.K. company involved with advanced materials technology, and Exar Corporation.

Board of Directors Meetings and Committees

      There were five meetings of the Board of Directors of the Company during the fiscal year ended March 31, 2002. The Board of Directors has a standing Nominating Committee, Audit Committee and Compensation Committee. The Nominating Committee held one meeting, the Compensation Committee held five meetings and the Audit Committee held nine meetings during the last fiscal year. Each of the directors of the Company attended 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the period in which he or she was a director and the total number of meetings held by all committees of the Board of Directors on which he or she served during such period, except for Mr. Carter.

      The Nominating Committee. The Nominating Committee’s principal function is to identify candidates and recommend to the Board of Directors nominees for membership on the Board of Directors. The Nominating Committee expects normally to be able to identify from its own resources the names of qualified nominees, but it will accept from stockholders recommendations of individuals to be considered as nominees, provided that stockholders follow the procedures specified in the Company’s bylaws, as described in this Proxy Statement under the heading “Proposal One — Nomination and Election of Directors.”

      The Audit Committee. The Audit Committee is comprised of three directors selected by the Board of Directors of the Company. The current members of the Audit Committee are Mr. Carter, Dr. Fiebiger and Mr. Wells. The Audit Committee reviews, acts on, and reports to the Board of Directors with respect to auditing and accounting matters, including the selection of the Company’s independent public accountants, the scope of the annual audits, the nature of nonaudit services, fees to be paid to the independent public accountants, the performance of the Company’s independent public accountants, and the accounting practices of the Company. Each of the Audit Committee members satisfies the definition of an “independent director” under the applicable rules of The Nasdaq National Market.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors reviews the financial reporting process, the system of internal controls, the audit process and the process for monitoring compliance with laws and regulations. The Board of Directors adopted an amended and restated charter for the Audit Committee on April 12, 2002, which is attached to this Proxy Statement as Appendix 1. The Company operates with an April 1 to March 31 fiscal year.

      Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting principles generally accepted in the United States of America, applicable laws and regulations. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal control and audit functions. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management and the independent auditors.

      The Audit Committee held nine meetings during the 2002 fiscal year. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, and the Company’s independent auditors, KPMG LLP. The Audit Committee discussed with KPMG LLP the overall scope and plans for its audits. The Audit Committee has reviewed the Company’s audited financial statements and discussed such statements with management, and management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. During the 2002 fiscal year and in early fiscal year 2003, the Audit Committee held discussions with KPMG LLP, and KPMG LLP presented their the matters required to be discussed with the independent auditors by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

      The Audit Committee received from KPMG LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with KPMG LLP its independence. When evaluating KPMG LLP’s independence, the Audit Committee considered whether its provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining KPMG LLP’s independence. The Audit Committee also reviewed, among other things, the amount of fees paid to KPMG LLP for audit and non-audit services.

      Based on the review and discussions noted above, and the report of the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002, and be filed with the U.S. Securities and Exchange Commission, or SEC.

      This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Respectfully submitted:

Audit Committee
Larry R. Carter
James R. Fiebiger
George D. Wells

      The Compensation Committee. The Compensation Committee reviews the performance of the executive officers of the Company and reviews the compensation programs for other key employees, including salary and cash incentive payment levels and option grants under the Awards Plan. There is no standing nominating committee or other committee performing a similar function.

Compensation of Directors

      Directors’ Fees. For service on the Board of Directors, directors who are not employees of the Company receive a quarterly retainer of $6,000 plus $1,000 for each meeting of the Board of Directors in excess of five per year, and reimbursement for travel expenses. Telephonic only meetings are not considered full meetings for compensation purposes. In addition, the chairmen of the audit and compensation committees receive an additional quarterly retainer of $1,000. Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at board and committee meetings.

      Stock Options. On January 12, 1994, the Board of Directors of the Company adopted the QLogic Corporation Non-Employee Director Stock Option Plan (the “Director Plan”) under which shares of Common Stock of the Company may be issued pursuant to the exercise of stock options granted under the Director Plan to directors who are not employees of the Company or any of its subsidiaries. The Director Plan was approved by Emulex Corporation, the former parent corporation and sole stockholder of the Company, prior to the distribution of all of the Company’s outstanding Common Stock by Emulex to the then stockholders of Emulex on February 28, 1994, as a result of which the Company became a separate publicly held company.

      In June 1996, the Board of Directors adopted, and in the stockholders approved at the Annual Meeting held in August 1996, amendments to the Director Plan to (1) extend the termination date of the Director Plan by five years to December 31, 2001, (2) increase the number of shares of common stock available for option grants under the Director Plan by 600,000 (from 1,000,000 to 1,600,000), (3) provide for initial grants to new directors of options to purchase 64,000 shares of common stock and (4) provide for annual grants to each non-employee director (other than the Chairman of the Board) of options to purchase 24,000 shares of common stock, and annual grants to a non-employee Chairman of the Board of options to purchase 40,000 shares of common stock. In June 1999, the Board of Directors adopted, and the stockholders approved at the Annual Meeting held in September 1999, a further amendment to the Director Plan to increase annual grants of options to purchase shares of common stock from 24,000 to 32,000 for each non-employee director (other than the Chairman of the Board), and from 40,000 to 54,000 for a non-employee Chairman of the Board. All share quantities described above have been restated to reflect the Company’s stock splits and stock dividends to date. In June 2000 the Board of Directors adopted, and the stockholders approved at the Annual Meeting held in September 2000, a further amendment to the Director Plan to increase the maximum number of shares of common stock of the Company available for option grants under the Director Plan by 200,000 shares from 1,600,000 shares to 1,800,000 shares. In June 2001 the Board of Directors adopted, and the stockholders approved at the Annual Meeting held in August 2001, a further amendments to the Director Plan to (1) increase the maximum number of shares of common stock of the Company available for option grants under the Director Plan by 200,000 shares from 1,800,000 shares to 2,000,000 shares, and (2) extend the termination date of the Director Plan by five years to December 31, 2006. Also in June 2001, the Board of Directors adopted, and the stockholders at the Annual Meeting held in August 2001 ratified, further amendments to the Director Plan to (1) decrease the number of options to purchase shares of common stock automatically granted annually to each non-employee director (other than the Chairman of the Board) from 32,000 shares to 20,000 shares; (2) decrease the number of options to purchase shares of common stock automatically granted to new non-employee directors upon initial election to the Board of Directors from 64,000 shares to 40,000 shares; and (3) provide that in the event of a stock dividend, stock split or like change in the capitalization of the Company occurring after June 13, 2001, the number of options to purchase shares of common stock automatically granted pursuant to the terms of the Director Plan to each non-employee director following such event shall not be correspondingly increased. Directors who are also employees of the Company, such as Mr. Desai, are not eligible to receive options under the Director Plan, but are eligible to receive options under the Awards Plan, as described in Proposal Two below.

      As amended to date, a total of 2,000,000 shares of Common Stock have been reserved for issuance under the Director Plan. As of June 14, 2002, an aggregate of 904,663 shares of Common Stock had been issued upon exercise of stock options granted under the Director Plan, options for a total of 505,999 shares were outstanding and the remaining 589,338 shares were available for grant. All stock options granted under the Director Plan have 10-year terms, and become exercisable as to one-third of the shares subject to the option on each anniversary of the date the option is granted if the director to whom the option is granted is still a director of the Company on such anniversary. All share quantities described above have been restated to reflect the Company’s stock splits and stock dividends to date.

EXECUTIVE OFFICERS

      The following table and paragraphs set forth the names of and certain information concerning the executive officers of the Company as of July 1, 2002:

Name	Position(s) with the Company	Age

H.K. Desai	Chairman of the Board, Chief Executive Officer and President	56
Frank A. Calderoni	Vice President and Chief Financial Officer	44
Michael J. Knudsen	Vice President and General Manager, Network Systems	54
Denis R. Maynard	Vice President, Worldwide Sales and Marketing	43
David M. Race	Vice President and General Manager, Management Products	46
David Tovey	Vice President and General Manager, Peripheral Products	57
Michael R. Manning	Secretary and Treasurer	48

      For information on the business background of Mr. Desai, see “Nomination and Election of Directors” above.

      Mr. Calderoni joined the Company in February 2002 as its Vice President and Chief Financial Officer. From February 2000 until February 2002, he served as Chief Financial Officer of SanDisk Corporation, an international flash-data storage company. He was previously Vice President, Finance and Operations, Global Small Business at International Business Machines Corporation, from 1999 to February 2000. From 1979 to 1999, Mr. Calderoni held various management positions, including controller of the Storage Systems Division, Server Group Controller and System 390 division director of finance and planning at IBM. Mr. Calderoni holds a B.S. in Finance/ Accounting from Fordham University and an M.B.A. from Pace University.

      Mr. Knudsen joined the Company in August 2001 as Vice President and General Manager, Computer Systems Group, and, since January 2002, has been Vice President and General Manager, Network Storage

Group, which combines QLogic’s switch and host bus adapter businesses. From December 1998 until July 2001, Mr. Knudsen was Vice President and General Manager of Toshiba America Information Systems’ Network Products Division. From September 1996 until December 1998, Mr. Knudsen was Vice President of worldwide sales and marketing for Digi International, a publicly held communications adapter company. Prior to Digi, Mr. Knudsen held sales, marketing, and general management positions with Xerox, Texas Instruments, and Lockheed Martin.

      Mr. Maynard joined the Company in September 2001 as Vice President of Worldwide Sales and Marketing. From July 1993 until August 2001, Mr. Maynard held several positions with Cisco Systems, most recently as director of worldwide field operations. He has also served as Regional Manager and Operations Director for Southern California for Cisco Systems. From 1990 until 1993, he was Western Regional Sales Manager for Banyan Systems.

      Mr. Race joined the Company in August 1998 as Vice President and General Manager, Management Products. Mr. Race was Co-founder and President of Silicon Design Resources, Inc., from January 1996 until August 1998, when Silicon Design Resources was acquired by QLogic. From January 1996 to August 1998, Mr. Race also held the position of Director of Sales at Software.com. From March 1989 to January 1996, Mr. Race held various positions at Distributed Processing Technology, including Vice President, Strategic Planning.

      Mr. Tovey has served as Vice President and General Manager, Peripheral Products since October 1996. From April 1994 to October 1996, Mr. Tovey served as Vice President, Marketing of the Company. From March 1985 to April 1994, Mr. Tovey held various positions in the Disk Products Division of Toshiba America Information Systems, a computer system and disk drive manufacturer, including Director of Technology Planning and Vice President — HDD Marketing. Prior to 1985, Mr. Tovey held various marketing and sales management positions with Unisys Corporation and engineering positions with Ferranti, Ltd. in the U.K.

      Mr. Manning joined the Company in June 1993 as Treasurer and Secretary. Previously, Mr. Manning held various positions at Emulex, including Senior Director and Treasurer from April 1991 with the additional role of Secretary in 1992. Mr. Manning joined Emulex in July 1983 as Tax Director. Prior to joining Emulex, Mr. Manning was a Tax Manager at KPMG LLP, independent certified public accountants.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following table sets forth compensation earned for the three fiscal years ended March 31, 2002, by our Chief Executive Officer and the four next highest paid executive officers (the “Named Officers”) at March 31, 2002.

Summary Compensation Table

					Long-Term Compensation
				Other
				Annual	Stock Options	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Comp.(1)	Grants(2)	Compensation($)(3)

H.K. Desai	2002	442,468	325,000	-0-	430,000 shs.	6,859
Chairman of the Board, CEO,	2001	456,926	442,000	-0-	450,000 shs.	6,010
President, and Director	2000	373,434	400,000	-0-	632,000 shs.	11,620
Frank A. Calderoni	2002	16,619	225,000	-0-	100,000 shs.	283
Vice President and	2001	-0-	-0-	-0-	-0-	-0-
Chief Financial Officer(4)	2000	-0-	-0-	-0-	-0-	-0-
David M. Race	2002	179,869	75,000	-0-	56,000 shs.	5,948
Vice President and General Manager	2001	169,294	100,000	-0-	40,000 shs.	5,067
Management Products Group	2000	154,188	100,000	-0-	32,000 shs.	3,817
David Tovey	2002	209,932	80,000	-0-	71,250 shs.	5,821
Vice President and General Manager	2001	225,208	125,000	-0-	55,000 shs.	7,497
Peripheral Products	2000	194,078	137,100	-0-	80,000 shs.	6,948
Thomas R. Anderson	2002	243,123	85,000	-0-	20,000 shs.	6,817
Vice President and	2001	221,999	140,000	-0-	80,000 shs.	6,971
Chief Financial Officer(5)	2000	206,875	146,550	-0-	80,000 shs.	7,443
Mark K. Edwards	2002	244,789	110,000	-0-	84,250 shs.	5,222
Senior Vice President	2001	215,190	140,000	-0-	95,000 shs.	5,971
Technology and Planning	2000	192,928	136,500	-0-	60,000 shs.	6,309

(1)	Perquisites and other personal benefits did not in the aggregate equal or exceed the lesser of $50,000 for any named individual or 10% of the total of annual salary and bonus reported in this table for such person.

(2)	The amounts in the table represent shares of the Company’s common stock covered by stock options granted to the named individual under the Awards Plan. Share quantities for all fiscal years presented have been restated to reflect the Company’s stock splits.

(3)	This column includes the Company’s contributions to the QLogic Corporation Retirement Savings Plan and group term life insurance premiums paid with respect to the named individual.

(4)	Mr. Calderoni joined the Company as Vice President and Chief Financial Officer in February 2002.

(5)	Mr. Anderson resigned as Vice President and Chief Financial Officer in February 2002.

(6)	Mr. Edwards resigned as Senior Vice President Technology and Planning in May 2002.

Key Employee Retention Agreement

      The Company has previously entered into an agreement with Mr. Desai under which Mr. Desai would be entitled to receive the following payments and benefits in the event of termination of his employment by the Company without cause or by Mr. Desai because of a demotion within two years after a change in control of the Company: (1) a severance payment equal to the present value of two times the sum of Mr. Desai’s annual salary plus the highest annual average of any two of his last three annual bonuses; (2) continuation for two years following termination of employment of his health, life insurance, disability income, tax assistance, and executive automobile benefits (reduced to the extent similar benefits are received by him from another employer); and (3) acceleration of vesting of his right to exercise his stock options based on the length of his continued employment following the grant of the option by one year upon the change in control of the Company and full acceleration of vesting of such exercise right in the event of termination of his employment without cause or because of a demotion within two years after the change in control.

Option Grants During Fiscal 2002

      The following table sets forth information on grants of stock options pursuant to the Awards Plan during the fiscal year ended March 31, 2002, to the Named Officers:

Option Grants in Fiscal Year 2002

	Individual Grants
					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term($)(4)
	Options	Employees in	Price	Expiration
Name	Granted(1)	Fiscal Year(2)	($/Share)	Date(3)	5%	10%

H.K. Desai	90,000	3.07%	$34.44	07/25/11	$1,949,322	$4,939,964
	90,000	3.07%	$48.34	01/24/12	$2,736,069	$6,933,736
	250,000	8.54%	$54.96	06/13/11	$8,641,012	$21,898,021
Frank A. Calderoni(5)	100,000	3.42%	$37.25	02/28/12	$2,342,632	$5,936,691
David M. Race	8,000	0.27%	$34.44	07/25/11	$173,273	$439,108
	8,000	0.27%	$48.34	01/24/12	$243,206	$616,332
	40,000	1.37%	$54.96	06/13/11	$1,382,562	$3,503,683
David Tovey	10,625	0.36%	$34.44	07/25/11	$230,128	$583,190
	10,625	0.36%	$48.34	01/24/12	$323,008	$818,566
	50,000	1.71%	$54.96	06/13/11	$1,728,202	$4,379,604
Thomas R. Anderson(6)	10,000	0.34%	$34.44	07/25/11	$216,591	$548,885
	10,000	0.34%	$48.34	01/24/12	$304,008	$770,415
Mark K. Edwards(7)	17,125	0.58%	$34.44	07/25/11	$370,913	$939,965
	17,125	0.58%	$48.34	01/24/12	$520,613	$1,319,336
	50,000	1.71%	$54.96	06/13/11	$1,728,202	$4,379,604

(1)	The amounts in the table represent shares of the Company’s common stock covered by stock options granted to the named individual under the Awards Plan. Each option becomes exercisable on a cumulative basis as to 25% of the option shares one year after the date of grant and as to an additional 6.25% of the option shares each three month interval thereafter. All share quantities have been restated to reflect the Company’s stock splits and stock dividends to date.

(2)	Options to purchase an aggregate of 2,928,232 shares of common stock were granted to employees, including the Named Officers, during the fiscal year ended March 31, 2002.

(3)	Options granted have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(4)	These columns present hypothetical future values of the stock obtainable upon exercise of the option net of the option’s exercise price, assuming that the market price of the Company’s common stock appreciates at a 5% and 10% compound annual rate over the ten year term of the options. The 5% and 10% rates of stock price appreciation are presented as examples pursuant to the rules and regulations of the SEC and do not necessarily reflect our estimate or projection of the Company’s future stock price performance. The potential realizable values presented are not intended to indicate the value of the options.

(5)	Mr. Calderoni joined the Company as Vice President and Chief Financial Officer in February 2002.

(6)	Mr. Anderson resigned as Vice President and Chief Financial Officer in February 2002.

(7)	Mr. Edwards resigned as Senior Vice President Technology and Planning in May 2002.

Option Exercises in Fiscal 2002 and Year-End Option Values

      The following table sets forth information concerning stock options which were exercised during, or held at the end of, fiscal 2002 by the Named Officers:

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values(1)

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-money Options
	Acquired		Options at Fiscal Year End		at Fiscal Year End($)(2)
	on	Value
Name	Exercise	Realized($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

H.K. Desai	-0-	-0-	756,744	900,630	14,315,074	4,523,236
Frank A. Calderoni(3)	-0-	-0-	-0-	100,000	-0-	1,227,000
David M. Race	38,591	1,556,687	84,678	106,509	2,229,981	1,135,879
David Tovey	-0-	-0-	206,970	128,280	6,820,621	774,336
Thomas R. Anderson(4)	21,511	339,840	95,202	92,503	2,095,307	821,661
Mark K. Edwards(5)	25,000	1,103,810	180,463	157,787	5,244,990	753,276

(1)	Share quantities for all transactions have been restated to reflect the Company’s stock splits and stock dividends to date.

(2)	Market value of underlying securities at exercise date or year end, as the case may be, minus the exercise or base price of “in-the-money” options. The closing sale price for the Company’s common stock as of March 31, 2002, on The Nasdaq National Market was $49.52.

(3)	Mr. Calderoni joined the Company as Vice President and Chief Financial Officer in February 2002.

(4)	Mr. Anderson resigned as Vice President and Chief Financial Officer in February 2002.

(5)	Mr. Edwards resigned as Senior Vice President Technology and Planning in May 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The current Compensation Committee of the Company consists of Ms. Miltner and Mr. Hendrickson, neither of whom is now, or was at any time during the last completed fiscal year of the Company, an officer or employee of the Company. During fiscal year 2002, no executive officer of the Company served as a member of the Compensation Committee (or its equivalent) or as a director of any entity whose executive officers served on either the Compensation Committee or the Board of Directors of the Company.

REPORT OF COMPENSATION COMMITTEE

      The Compensation Committee of the Board of Directors makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, this report and the graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9).

      The Compensation Committee reviews the performance of the executives of the Company. It makes recommendations to the Board of Directors as to the compensation of the Chief Executive Officer of the Company and reviews and determines the compensation programs for other key employees, including salary and cash incentive payment levels and stock awards under the Awards Plan.

      Compensation Policies and Philosophy. The Company’s executive compensation policies are designed to attract, retain and reward executives who contribute to the Company’s success, to provide economic incentives for executives to achieve the Company’s business objectives by linking the executives’ compensation to the performance of the Company, to strengthen the relationship between executive pay and stockholder value and to reward individual performance. The Company uses a combination of base salary, cash incentive payments and stock awards to achieve the aforementioned objectives.

      In carrying out these objectives, the Compensation Committee considers a number of factors, which include the level and types of compensation paid to executives in similar positions by comparable companies. Some, but not all, of the comparable companies are included in the Stockholder Return Performance Presentation set forth immediately following this Report of the Compensation Committee. In addition, the Compensation Committee evaluates corporate performance by looking at factors such as performance relative to competitors, performance relative to business conditions, and the success of the Company in meeting its financial objectives. The Compensation Committee also reviews the individual performance of each executive, including a review of the ability of a given executive to meet individual performance objectives, demonstration of job knowledge and skills, and the ability to work with others toward the achievement of the Company’s goals.

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), establishes a limitation on the deductibility of compensation payable in any particular tax year to the Chief Executive Officer and the four most highly compensated other executive officers. The Company has not paid, and does not foresee any payment authorized in fiscal 2002 of, any compensation that would be non-deductible under Section 162(m).

      Components of Compensation. Executives’ salaries are established in relation to a range of salaries for comparable positions among a peer group of other technology companies of comparable size and complexity. The Company seeks to pay its executives salaries that are commensurate with the qualifications, duties and responsibilities and that are competitive in the marketplace. In general, the Company attempts to set executive compensation that equals or exceeds the 50th percentile of salaries paid to executives of the Company’s peer group of corporations. In making its annual salary recommendations, the Compensation Committee looks at the Company’s financial position and performance, the contribution of the individual executive during the prior fiscal year in helping to meet the Company’s financial and business objectives as well as the executives’ performance of their individual responsibilities.

      Executives’ annual cash incentive payments are used to provide executives with financial incentives to meet annual performance targets of the Company. Performance targets and cash incentive payment recommendations for executives other than principal executives are proposed by the management of the Company’s principal operating divisions, reviewed and, when appropriate, revised by the Compensation Committee and approved by the Board of Directors. Personal goals and cash incentive payment recommendations for the principal executives of the Company are recommended by the Compensation Committee and approved by the Board of Directors.

      The Compensation Committee believes that equity ownership by executives provides incentives to build stockholder value and align the interests of executives with the stockholders. Upon hiring executives, the Compensation Committee typically recommends stock option or stock awards grants to the officers under the Awards Plan, subject to applicable vesting periods. Thereafter, the Compensation Committee periodically considers awarding additional grants under the Awards Plan. The Compensation Committee believes that these additional grants provide incentives for executives to remain with the Company. Stock options and awards generally have value only if the price of the Company’s common stock increases over the exercise or grant price. The size of options or awards is usually based upon factors such as comparable equity compensation offered by other technology companies, the seniority of the executive and the contribution that the executive is expected to make to the Company. In determining the size of the periodic grants, the Compensation Committee considers prior grants to the executive, the executive’s performance during the current fiscal year and his or her expected contributions during the succeeding fiscal year.

      Compensation of the Principal Executive Officer. The Compensation Committee reviews the performance of the principal executive officer of the Company, as well as other executives of the Company annually. As the principal executive officer of the Company, Mr. Desai’s compensation was determined based on a subjective consideration of the various factors discussed above, including the performance of the Company, the individual performance of Mr. Desai, a review of the compensation packages of executives in technology companies similar in size and complexity to the Company, and Mr. Desai’s performance compared to various objective and subjective goals established by the Board of Directors. It is the practice of the Board of Directors to set performance goals at the commencement of a fiscal year, to give a performance appraisal to the Chief Executive Officer at the end of the fiscal year, and to set payment of incentive payments based on the Chief Executive’s performance as measured against such objectives.

Respectfully submitted:

Compensation Committee
Carol L. Miltner
Kenneth E. Hendrickson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In June 2002, Mr. Hendrickson, a member of the Company’s Board of Directors, was elected to the Board of Directors of Pemstar, Inc. Pemstar provides communications and switching equipment manufacturing services to the Company. The Company believes that the services were provided on terms no less favorable to the Company than could otherwise be obtained from unrelated third parties.

      Commencing on August 1, 2000, the Company entered into a consulting agreement with Mr. Hendrickson which provided for a one-year term, and terminated on August 1, 2001. Under the consulting agreement, Mr. Hendrickson received a lump-sum bonus of $500,000 in recognition of his efforts in assisting in consummating the Company’s merger with Ancor Communications, Incorporated, and was paid a consulting fee of $250,000, annualized and paid in installments over the term of the consulting agreement. Mr. Hendrickson also agreed not to compete with or solicit employees from the Company or its subsidiaries during the term of his consultancy and for a period of one year after termination.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

      The graph below compares the cumulative total stockholder return on the Company’s common stock with the cumulative total return on the Nasdaq Composite Index and the Nasdaq Computer Index for the period beginning March 30, 1997 and ended March 31, 2002.

COMPARISON OF CUMULATIVE TOTAL RETURN*

QLOGIC CORPORATION COMMON STOCK, NASDAQ COMPOSITE INDEX,
NASDAQ COMPUTER INDEX AND STANDARD & POOR’S 500 STOCK INDEX

COMPARISON GRAPH

	3/30/97	3/29/98	3/28/99	4/2/00	4/1/01	3/31/02

QLOGIC CORPORATION	100.00	180.72	584.34	5,224.10	867.47	1,909.20
NASDAQ COMPOSITE INDEX	100.00	151.57	204.77	380.94	152.35	153.42
NASDAQ COMPUTER INDEX	100.00	158.50	267.60	553.90	182.09	185.87
STANDARD & POOR’S 500 STOCK INDEX	100.00	148.00	175.32	206.78	161.95	162.35

*	Assumes that the value of an investment in the Company’s common stock and in each index was $100 on March 30, 1997, and reinvestment of dividends into the same security.

EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth information regarding outstanding options, warrants and rights and shares reserved for future issuance under our existing equity compensation plans as of March 31, 2002. Our stockholder approved plans consist of the (1) Awards Plan, (2) Director Plan, (3) QLogic Switch Products, Inc. 1990 Stock Option Plan, (4) QLogic Switch Products, Inc. 1994 Long-Term Incentive and Stock Option Plan (1) and (5) QLogic Switch Products, Inc. Nonemployee Director Stock Option. The QLogic Employee Stock Purchase Plan was also approved by our stockholders, and is listed separately below. The QLogic AdHoc Plan is our sole non-stockholder approved plan. The features of the QLogic AdHoc Plan are substantially similar to the features of the Awards Plan, except that grants are limited to non-QLogic personnel. The following table does not take into account proposed increases in the number of shares subject to the QLogic Stock Awards Plan and Non-Employee Director Stock Option Plan set forth in Proposals Two and Three of this Proxy Statement.

			Number of Securities
			Remaining Available for
	Number of Securities to be		Future Issuance under
	Issued upon Exercise of	Weighted-Average Exercise	Equity Compensation Plans
	Outstanding Options,	Price of Outstanding	as of March 31, 2002
	Warrants and Rights as of	Options, Warrants and	(Excluding Securities
	March 31, 2002	Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)(2)

Equity compensation plans approved by security holders(3)	9,305,689	$42.62	7,709,738
QLogic Employee Stock Purchase Plan	—	—	2,150,163
Equity compensation plans not approved by security holders	46,000	$1.16	—
Total	9,351,689	$42.41	9,859,901

(1)	The number of shares subject to this plan shall not exceed 9.495% of the then outstanding shares of our common stock.

(2)	The Director Plan, in addition to providing for the issuance of options, warrants and rights, also provides for the issuance of restricted stock awards, unrestricted stock awards, deferred stock awards, performance unit awards and other stock awards up to the number of shares authorized under such plan which is 24,8000,000 shares. The QLogic Switch Products, Inc. 1994 Long-Term Incentive and Stock Option Plan, in addition to providing for the issuance of options, warrants and rights, also provides for the issuance of restricted stock awards and performance awards up to the maximum number of shares permitted to be issued under such plan (see footnote 1 above).

(3)	Includes the: (1) Awards Plan, (2) Director Plan, (3) QLogic Switch Products, Inc. 1990 Stock Option Plan, (4) QLogic Switch Products, Inc. 1994 Long-Term Incentive and Stock Option Plan and (5) QLogic Switch Products, Inc. Nonemployee Director Stock Option. The QLogic Switch Products, Inc. 1990 Stock Option Plan, the QLogic Switch Products, Inc. 1994 Long-Term Incentive and Stock Option Plan and the QLogic Switch Products, Inc. Nonemployee Director Stock Option Plan (together, the “Ancor Plans”) were assumed by QLogic in connection with our merger with Ancor Communications, Inc. on August 1, 2000. Outstanding options, warrants and rights to purchase approximately 1,724,036 of our shares at a weighted average exercise price of $25.428 were assumed pursuant to the Ancor Plans, however, no future grants will be made under the Ancor Plans. In connection with our acquisition of Little Mountain Group, Inc. on January 23, 2001, options, warrants and rights to purchase approximately 108,014 of our shares at a weighted average exercise price of $.21526 were assumed from the Little Mountain Group, Inc. 1999 Stock Option Plan, however, no future grants will be made under such plan.

PROPOSAL TWO

AMENDMENT OF THE STOCK AWARDS PLAN TO INCREASE

THE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE PLAN

      At the Meeting, the stockholders of the Company will be asked to approve an amendment to the QLogic Corporation Stock Awards Plan (the “Awards Plan”) to increase the maximum number of shares of common stock of the Company available for awards granted under the Awards Plan by 2,000,000 shares, from 24,800,000 shares to 26,800,000 shares.

      In January 1994, the Company’s Board of Directors adopted the Awards Plan and the Awards Plan was approved by Emulex, the Company’s then sole stockholder. In June 1995, the Board of Directors adopted an amendment to the Awards Plan to increase the maximum number of shares of common stock available for awards granted under the Awards Plan from 8,800,000 shares to 10,800,000 shares, and the stockholders approved this amendment at the Annual Meeting held in August 1995. In August 1997, the Board of Directors adopted a further amendment to the Awards Plan to further increase the maximum number of shares of common stock available for awards granted under the Awards Plan from 10,800,000 shares to 13,800,000 shares, and to establish a maximum number of derivative securities that may be granted to any one participant in any calendar year at 2,000,000, and the stockholders approved this further amendment at the Annual Meeting held in August 1997. In June 1999, the Board of Directors adopted a further amendment to the Awards Plan to further increase the maximum number of shares of common stock available for awards granted under the Awards Plan from 13,800,000 to 19,800,000 shares, and the stockholders approved this further amendment at the Annual Meeting held in August 1999. All share quantities described above have been restated to reflect the Company’s stock splits and stock dividends to date. In June 2000, the Board of Directors adopted a further amendment to the Awards Plan to further increase the maximum number of shares of common stock available for awards granted under the Awards Plan from 19,800,000 shares to 22,800,000 shares, and the stockholders approved this further amendment at the Annual Meeting held in September 2000. In June 2001, the Board of Directors adopted a further amendment to the Awards Plan to further increase the maximum number of shares of common stock available for awards granted under the Awards Plan from 22,800,000 shares to 24,800,000 shares, and the stockholders approved this further amendment at the Annual Meeting held in August 2001.

The Amendment

      On June 13, 2002, the Board of Directors adopted an amendment to the Awards Plan to increase the maximum number of shares under the Awards Plan by 2,000,000 from 24,800,000 shares to 26,800,000 shares, subject to stockholder approval.

Purpose of the Awards Plan

      The purpose of the Awards Plan is to advance the interests of the Company by encouraging employees who will largely be responsible for the long-term success and development of the Company to acquire and retain an ownership interest in the Company. The Awards Plan is also intended to provide flexibility to the Company in attracting and retaining key employees and stimulating their efforts on behalf of the Company. The Awards Plan is designed to provide a competitive and balanced incentive and reward program for participants.

Reasons for Amendment of the Awards Plan

      The amendment to the Awards Plan to increase the number of shares available thereunder was adopted by the Board of Directors and is recommended for approval by the Company’s stockholders because, due to overall revenue growth, including by acquisition, the number of employees eligible to participate in the Awards Plan has increased substantially. The Board of Directors believes that option grants or other awards under the Awards Plan play an important role in the Company’s ability to attract, motivate and retain employees of outstanding ability and to reward employees for outstanding performance; if the Company were unable to grant additional options under the Awards Plan, the Company’s future hiring, promotion and operating plans could be negatively impacted.

Description of the Awards Plan

      Awards under the Awards Plan may include incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, unrestricted stock awards, deferred stock awards, performance unit awards and other stock-based awards. As of June 15, 2002, of the 24,800,000 shares authorized under the Awards Plan, an aggregate of 9,691,639 shares of Common Stock had been issued upon exercise of stock options granted under the Awards Plan, stock options to purchase an aggregate 9,961,930 shares were outstanding under the Awards Plan and an aggregate of 5,146,431 shares were available for future grants of options or other awards.

      The principal features of the Awards Plan are summarized below, but the summary is qualified in its entirety by reference to the Awards Plan itself. Copies of the Awards Plan and of the proposed amendment will be available at the Meeting and can be obtained by writing to the Corporate Secretary, QLogic Corporation, 26600 Laguna Hills Drive, Aliso Viejo, California 92656.

      Eligibility. Employees of the Company and its subsidiaries, if any, as selected by the Plan Administrator (defined below), are eligible to receive awards under the Awards Plan. As of June 15, 2002, substantially all employees were eligible to receive awards under the Awards Plan.

      Administration. The Awards Plan is administered by the Plan Administrator, which has broad discretion in determining the type and specific terms and provisions of the various awards described below. The Awards Plan provides that the Plan Administrator will be the Board of Directors of the Company, if all members of the Board of Directors are “disinterested persons,” within the meaning of SEC regulations, who are ineligible to receive awards under the Awards Plan. Alternatively, the Board of Directors may delegate this function to the Compensation Committee, or to any other committee appointed by the Board of Directors that includes two or more directors of the Company who are “disinterested persons.” The Awards Plan is currently administered by the Compensation Committee.

      Stock Option Awards. The Awards Plan permits the Plan Administrator to grant nontransferable stock options that qualify as incentive stock options under Section 422 of the Code (“ISOs”) and stock options that do not so qualify (“NSOs”). All ISO awards under the Awards Plan must have an exercise price that is equal to at least 100% of the fair market value of the shares to which the options relate as of the option grant date, and ISOs granted to any employee possessing more than 10% of the combined voting power of all classes of stock of the Company or its subsidiaries must be granted at 110% of fair market value as of the option grant date. Optionees under the Awards Plan may exercise their options by paying cash, by using the cashless exercise procedure allowed under Federal Reserve Regulation T or by tendering shares of the Company’s common stock that they already own.

      Stock Appreciation Rights. The Awards Plan authorizes the Plan Administrator to grant stock appreciation rights (“SARs”) and to determine the form of payment therefor. A SAR entitles the recipient to receive an amount in cash or shares of the Company’s common stock, or a combination thereof, having a value equal to the excess of the fair market value of a share on the date of exercise over a specified price fixed by the Plan Administrator multiplied by the number of shares with respect to which the holder is exercising SARs. SARs may be granted in tandem with any previously or contemporaneously granted option or independent of any option. The specified price of a tandem SAR will be the option price of the related option. To the extent a tandem SAR is exercised, the related option will be cancelled and, to the extent that related option is exercised, the tandem SAR will be cancelled. ISOs and options which are not ISOs may provide that in connection with exercises thereof, the holders will receive cash payments in amounts necessary to reimburse holders for their income tax liability resulting from such exercise in the payment made pursuant to this provision.

      Restricted Stock Awards. The Awards Plan also permits the Plan Administrator to grant shares of common stock to a participant subject to the terms and conditions imposed by the Plan Administrator (“Restricted Stock”). Each certificate for Restricted Stock will be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company. There will be established for each Restricted Stock award a restriction period (the “Restriction Period”) determined by the Plan Administrator during which shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Except for such restrictions on transfer and such other restrictions as the Plan Administrator may impose, the participant will have all the rights of a holder of common stock as to such Restricted Stock.

      The Plan Administrator may permit or require the payment of cash dividends to be deferred and, if it so determines, reinvested in additional Restricted Stock or otherwise invested. At the expiration of the

Restriction Period, the Company will redeliver to the participant (or the participant’s legal representative or designated beneficiary) the certificates deposited. Except as may be provided at the time of grant or otherwise, upon a termination of employment for any reason during the Restriction Period all shares still subject to restriction shall be forfeited by the participant.

      Unrestricted Stock. In addition to Restricted Stock awards, the Plan Administrator may grant or sell to any participant shares of common stock free of restrictions under the Awards Plan (“Unrestricted Stock”). Any purchase of Unrestricted Stock by a recipient must take place within 60 days after the grant of the right to purchase such shares. Notwithstanding the foregoing, any shares of Unrestricted Stock granted to a participant subject to Section 16(b) of the Exchange Act, may not be sold or otherwise disposed of for value for a period of six months from the date of grant.

      Deferred Stock Awards. The Awards Plan also permits the Plan Administrator to make a Deferred Stock award. A Deferred Stock award is an award entitling the recipient to acquire shares of common stock with payment in one or more installments at a future date or dates, as determined in the Plan Administrator’s discretion. The Plan Administrator may condition such acquisition on the attainment of specified performance goals or on such other factors or criteria as the Plan Administrator may deem appropriate.

      The deferral period will be determined by the Plan Administrator and set forth in a Deferred Stock award agreement executed between the Company and the participant. Subject to the Plan Administrator’s approval, a participant may elect to further defer receipt of the common stock payable under a Deferred Stock award for a specified period, provided such election is made at least twelve months prior to the completion of the deferral period specified in the Deferred Stock award agreement.

      Performance Unit Awards. The Awards Plan permits the Plan Administrator to make awards entitling the recipient to acquire cash or shares of common stock, or a combination of cash and common stock, upon the attainment of specified performance goals established by the Plan Administrator at the date of grant. The performance goals may relate to objectives relating to the Company or the individual participant. Performance goals may vary from participant to participant and between groups of participants as determined by the Plan Administrator. Performance units may be awarded independent of or in combination with the grant of any other award under the Awards Plan. The specific terms of the performance unit award, the performance periods, goals and payment terms shall be set forth in the terms of an award agreement prepared by the Plan Administrator and executed between the Company and the participant.

      Other Stock-Based Awards. Under the Awards Plan, in addition to the types of awards described above, participants may be awarded other stock-based awards under which common stock is or may in the future be acquired. Such awards may include, without limitation, debt securities convertible into or exchangeable for shares of common stock. Awards will be granted upon such conditions, including attainment of performance goals, as the Plan Administrator may determine at the time of grant. However, no other stock-based award will be exercisable in whole or in part during the first six months following the date of grant or, if shares of common stock are awarded to a participant on the date of grant, such stock shall be subject to restrictions against transfer for a minimum of six months. In addition, no convertible or exchangeable debt may be issued unless the Plan Administrator provides a means of avoiding any right of the holders of such debt to prevent a corporate transaction by reason of covenants in such debt. The Plan Administrator has discretion to determine the consideration, if any, payable upon the issuance or exercise of any other stock-based award, the conditions under which any such award could be forfeited, or other terms and conditions which are to be specified in any award agreement entered into between the Company and the participant.

      Change of Control. In the event of a liquidation of the Company, or a merger, reorganization, or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a wholly owned subsidiary of another corporation, any unexercised options or other award rights theretofore granted under the Awards Plan shall be deemed cancelled unless the surviving corporation in any such transaction elects to assume such award rights or to substitute other award rights therefor; provided, however, if such award rights would otherwise be cancelled in accordance with the foregoing, the award recipient will have the right, exercisable during a ten-day period ending on the fifth day prior to such transaction, to exercise the award rights without regard to any restrictions on exercisability.

      Amendment, Modification and Termination. The Awards Plan will terminate on the earliest to occur of the date when all shares of common stock available under the Awards Plan have been acquired through the exercise of awards and the payment of benefits in connection with awards under the Awards Plan, February 28, 2004, or such earlier date as the Board of Directors may determine. The Board of Directors may amend, modify or terminate the Awards Plan, but may not without the approval of stockholders make any amendments which would (1) materially increase the benefits accruing to participants under the Awards Plan, (2) increase the total number of shares which may be issued under the Awards Plan, or (3) materially modify the class of employees eligible to participate in the Awards Plan. No amendment of the Awards Plan will impair the rights of any participant without such participant’s consent.

Federal Income Tax Consequences

      The following is a summary of certain federal income tax consequences of participation in the Awards Plan. Such summary should not be relied upon as being a complete statement. Federal tax laws are complex and subject to change. Moreover, participation in the Awards Plan may also have consequences under state and local tax laws which may vary from the federal tax consequences described below. For such reasons, the Company recommends that each participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

      Incentive Options. No taxable income will be recognized by an optionee under the Awards Plan upon either the grant or the exercise of an incentive option. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an incentive option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. As is discussed below, the exercise of an incentive option and the subsequent disposition of the shares acquired also may result in items of “tax preference” for purposes of the “alternative minimum tax.”

      If a sale or other disposition of the shares received upon the exercise of an incentive option occurs more than (1) one year after the date of exercise of the option and (2) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at such time equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock before the expiration of either the one-year or two-year period described above will constitute a “disqualifying disposition.” A disqualifying disposition involving a sale or exchange will result in ordinary income to the optionee in an amount equal to the lesser of (1) the fair market value of the stock on the date of exercise minus the exercise price, or (2) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized, in excess of that taxed as ordinary income as indicated above, will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the optionee in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which currently is one year). The Company will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee as a result of the disqualifying disposition.

      If legal title to any shares acquired upon exercise of an incentive option is transferred by sale, gift or exchange, such transfer will be treated as a disposition for purposes of determining whether a “disqualifying disposition” has occurred. However, certain transfers will not be treated as dispositions for such purposes, such as transfers to an estate or by inheritance upon an optionee’s death, a mere pledge or hypothecation, or a transfer into the name of the optionee and another person as joint tenants.

      Section 55 of the Code imposes an “alternative minimum tax” on an individual’s income to the extent the amount of the alternative minimum tax exceeds the individual’s regular tax for the year. For purposes of computing the alternative minimum tax, the excess of the fair market value (on the date of exercise) of the shares received upon the exercise of an incentive option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. If the shares are sold in the same year that the option is exercised, the regular tax treatment and the alternative tax treatment will be the same. If the shares are sold during a year subsequent to that in which the option was exercised, the basis of the stock acquired will equal its fair market value on the date of exercise for purposes of computing alternative minimum taxable income in the year of sale. For example, assume that an individual pays an exercise price of $10 to purchase stock having a fair market value of $15 on the date of exercise. The amount included in alternative minimum taxable income is $5, and the stock has a basis of $10 for regular tax purposes and $15 for alternative minimum tax purposes. If the individual sells the stock in a subsequent year for $20, the gain recognized is $10 for regular tax purposes and $5 for alternative minimum tax purposes.

      Under the Awards Plan, the Plan Administrator may permit an optionee to pay the exercise price of an incentive option by delivering shares of common stock of the Company already owned by the optionee, valued at their fair market value on the date of exercise. Generally, if the exercise price of an incentive option is paid with already-owned shares or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged. A special rule applies, however, if the shares exchanged were previously acquired through the exercise of an incentive option and the applicable holding period requirements for favorable tax treatment of such shares have not been met at the time of the exchange. In such event, the exchange will be treated as a disqualifying disposition of such shares and will result in the recognition of income to the optionee, in accordance with the rules described above for disqualifying dispositions. If this special rule does not apply, then the new shares received by the optionee upon the exercise of the option equal in number to the old shares exchanged will have the same tax basis and holding period for long-term capital gain purposes as the optionee’s basis and holding period in the old shares. The balance of the shares received by the optionee upon exercise of the option will have a tax basis equal to any cash paid by the optionee, and if no cash was paid, the tax basis of such shares will be zero. The holding period of the additional shares for long-term capital gain purposes will commence on the date of exercise. The holding period for purposes of the one-year and two-year periods described above will commence on the date of exercise as to all of the shares received upon the exercise of an incentive option. If any of the shares subject to the basis allocation rules described above are subsequently transferred in a disqualifying disposition, the shares with the lowest tax basis will be treated as being transferred first.

      Nonqualified Options. No taxable income is recognized by an optionee upon the grant of a nonqualified option. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased exceeds, on the date of exercise, the exercise price paid for such shares. The income recognized by the optionee will be subject to income tax withholding by the Company out of the optionee’s current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to the Company for the balance of the tax withholding obligation. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided certain reporting requirements are satisfied. If the exercise price of a nonqualified option is paid by the optionee in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the optionee as a result of such exercise. If the exercise price is paid by delivering shares of common stock of the Company already owned by the optionee or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged (however, the optionee will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above). The new shares received by the optionee equal in number to the old shares exchanged will have the same tax basis and holding period as the optionee’s basis and holding period in the old shares. The balance of the shares received will have a tax basis equal to any cash paid by the optionee plus the amount of income recognized by the optionee as a result of such exercise, and will have a holding period commencing with the date of exercise.

      Upon the sale or disposition of shares acquired pursuant to the exercise of a nonqualified option, the difference between the proceeds realized and the optionee’s basis in the shares will be a capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares have been held for more than the applicable statutory holding period.

      Restricted Stock. The receipt of Restricted Stock will not result in a taxable event to the Participant until the expiration of any repurchase rights retained by the Company with respect to such stock, unless the participant makes an election under Section 83(b) of the Code to be taxed as of the date of purchase. If no repurchase rights are retained, or if a Section 83(b) election is made, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares. Even if the purchase price and the fair market value of the shares are the same (in which case there would be no ordinary income), a Section 83(b) election must be made to avoid deferral of the date ordinary income is recognized. The election must be filed with the Internal Revenue Service not later than thirty (30) days after the date of transfer.

      If no Section 83(b) election is made or if no repurchase rights are retained, a taxable event will occur on each date the participant’s ownership rights vest (e.g., when the Company’s repurchase rights expire) as to the number of shares that vest on that date, and the holding period for long-term capital gain purposes will not commence until the date the shares vest. The participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares.

Awards Outstanding Under the Awards Plan

      As of June 14, 2002, awards in the form of outstanding options under the Awards Plan were held by approximately 679 persons to purchase an aggregate of 9,961,931 shares of common stock at an average exercise price of $42.60 per share, and 5,146,431 shares (excluding those contemplated by the subject amendment) were available for future grants of options under the Awards Plan. Grants under the Awards Plan in fiscal 2002 to the Chief Executive Officer and certain other executive officers are set forth above in the table entitled “Option Grants During Fiscal 2002.” As of June 14, 2002, stock options under the Awards Plan were held by the following persons: H.K. Desai — 1,928,116 shares; Frank A. Calderoni — 180,000 shares; Michael J. Knudsen — 145,000 shares; Michael R. Manning — 53,983 shares; Denis R. Maynard — 145,000 shares; David M. Race — 236,187 shares; and David Tovey — 390,250 shares; current executive officers as a group (7 persons) — 3,078,536 shares; all optionees as a group (excluding current executive officers) (approximately 672 persons) — 6,883,394 shares. Current directors or nominees for director who are not employees of the Company have not been granted any options under the Awards Plan. In addition, no associate of any current director, nominee for director or executive officer has been granted any options under the Awards Plan. As of June 14, 2002, options were the only type of award that had been granted under the Awards Plan.

      The market value of the Company’s common stock on July 1, 2002 was $35.89 per share.

New Plan Benefits

      Because no stock options have been granted, and no shares of common stock have been issued, on the basis of the share increase that is the subject of this Proposal, the Company believes that the benefits or amounts that have been received or will be received by any participant under the Awards Plan cannot be determined.

Vote Required for Approval of Amendment to Awards Plan to Increase the Number of Shares Subject Thereto; Recommendation of Board of Directors

      Approval of this Proposal Two to amend the Awards Plan to increase the number of shares authorized thereunder by 2,000,000 requires the affirmative vote of the holders of a majority of the shares of common stock of the Company present, or represented, and entitled to vote at the Meeting.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL TO AMEND THE AWARDS PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR OPTION GRANTS THEREUNDER.

PROPOSAL THREE

AMENDMENT OF THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN TO INCREASE

THE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE PLAN

      At the Meeting, the stockholders of the Company will be asked to approve an amendment to the QLogic Corporation Non-Employee Director Stock Option Plan (the “Director Plan”), to increase the maximum number of shares of common stock of the Company available for option grants under the Director Plan by 100,000 shares, from 2,000,000 shares to 2,100,000 shares.

      In January 1994, the Company’s Board of Directors adopted the Director Plan and the Director Plan was approved by Emulex, the Company’s then sole stockholder. In June 1996, the Board of Directors adopted, and in the stockholders approved at the Annual Meeting held in August 1996, amendments to the Director Plan to (1) extend the termination date of the Director Plan by five years to December 31, 2001, (2) increase the number of shares of common stock available for option grants under the Director Plan by 600,000 (from 1,000,000 to 1,600,000), (3) provide for initial grants to new directors of options to purchase 64,000 shares of common stock and (3) provide for annual grants to each non-employee director (other than the Chairman of the Board) of options to purchase 24,000 shares of common stock, and annual grants to a non-employee Chairman of the Board of options to purchase 40,000 shares of common stock. In June 1999, the Board of Directors adopted, and the stockholders approved at the Annual Meeting held in September 1999, a further amendment to the Director Plan to increase annual grants of options to purchase shares of common stock from 24,000 to 32,000 for each non-employee director (other than the Chairman of the Board), and from 40,000 to 54,000 for a non-employee Chairman of the Board. All share quantities described above have been restated to reflect the Company’s stock splits and stock dividends to date. In June 2000 the Board of Directors adopted, and the stockholders approved at the Annual Meeting held in September 2000, a further amendment to the Director Plan to increase the maximum number of shares of common stock of the Company available for option grants under the Director Plan by 200,000 shares from 1,600,000 shares to 1,800,000 shares. In June 2001 the Board of Directors adopted, and the stockholders approved at the Annual Meeting held in August 2001, a further amendments to the Director Plan to (1) increase the maximum number of shares of common stock of the Company available for option grants under the Director Plan by 200,000 shares from 1,800,000 shares to 2,000,000 shares, and (2) extend the termination date of the Director Plan by five years to December 31, 2006. Also in June 2001, the Board of Directors adopted, and the stockholders at the Annual Meeting held in August 2001 ratified, further amendments to the Director Plan to (1) decrease the number of options to purchase shares of common stock automatically granted annually to each non-employee director (other than the Chairman of the Board) from 32,000 shares to 20,000 shares; (2) decrease the number of options to purchase shares of common stock automatically granted to new non-employee directors upon initial election to the Board of Directors from 64,000 shares to 40,000 shares; and (3) provide that in the event of a stock dividend, stock split or like change in the capitalization of the Company occurring after June 13, 2001, the number of options to purchase shares of common stock automatically granted pursuant to the terms of the Director Plan to each non-employee director following such event shall not be correspondingly increased. Directors who are also employees of the Company, such as Mr. Desai, are not eligible to receive options under the Director Plan, but are eligible to receive options under the Awards Plan, as described in Proposal Two above.

The Amendment

      On June 13, 2002, the Board of Directors amended the Director Plan to increase the maximum number of shares of common stock of the Company available for option grants under the Director Plan by 100,000 shares, from 2,000,000 shares to 2,100,000 shares, subject to stockholder approval.

Purpose of the Director Plan

      The Director Plan is intended to increase the proprietary and vested interests of the non-employee directors of the Company and the growth and performance of the Company by granting to them options to purchase shares of common stock of the Company, to encourage them to continue their services to the

Company, and to attract individuals with outstanding ability to serve on the Board of Directors of the Company.

Reasons for Amendment of the Director Plan

      The foregoing amendment to increase the number of shares available under the Director Plan was adopted by the Board of Directors and is recommended for approval by the Company’s stockholders because the Board of Directors believes that continued option grants under the Director Plan play an important role in the Company’s efforts to attract and retain the services of individuals of outstanding ability as directors of the Company. The Board of Directors also believes that option grants such as those contemplated in the Director Plan are consistent with a trend in computer industry companies similar in size and complexity to the Company to compensate directors with stock options.

Description of the Director Plan

      The Director Plan provides for the grant of stock options to purchase shares of the Company’s common stock to directors who are not employees of the Company or any of its subsidiaries.

      The principal features of the Director Plan are summarized below, but the summary is qualified in its entirety by reference to the Director Plan itself. Copies of the Director Plan and of the proposed amendment will be available at the Meeting and can be obtained by writing to the Corporate Secretary, QLogic Corporation, 26600 Laguna Hills Drive, Aliso Viejo, California 92656.

      Options granted under the Director Plan are non-qualified stock options not eligible for favorable tax consequences given to incentive stock options by Section 422 of the Code. The purchase price per share of the common stock of the Company issuable upon exercise of the option shall be 100% of the fair market value per share of such common stock on the date of grant.

      No option granted under the Director Plan shall be exercisable after the expiration of the earlier of (1) ten years following the date the option is granted, or (2) one year following the date the optionee ceases to be a director of the Company for any reason.

      Options granted to a director upon becoming an eligible director, as described below, as well as options granted to a director upon re-election, shall be exercisable as to one-third of the shares subject to the option on each anniversary date of the date the option is granted if the director to whom the option is granted is still a director of the Company on such anniversary.

      In the event of the death of an optionee, any option (or unexercised portion thereof) held by the optionee, to the extent exercisable by him or her on the date of death, may be exercised by the optionee’s personal representatives, heirs, or legatees in accordance with the Director Plan. No option shall be transferable by an optionee otherwise than by will or the laws of descent and distribution, and, during the lifetime of the individual to whom an option is granted, it may be exercised only by such individual or such individual’s guardian or legal representative.

      Eligibility. Each director of the Company shall be eligible to receive an option under the Director Plan only if such director (1) is not then an employee of the Company or any of its subsidiaries, and (2) has not within the three years immediately preceding such time, received any stock option, stock bonus, stock appreciation right, or other similar stock award from the Company or any of its subsidiaries, other than options granted to such director under the Director Plan. Only eligible directors may receive options under the Director Plan. All current members of the Board of Directors, other than Mr. Desai are eligible directors. As an employee of the Company, however, Mr. Desai is eligible to receive options under the Awards Plan, as described in Proposal Two above.

      Administration. The Board of Directors is authorized to administer the Director Plan in accordance with its terms; however, the Board of Directors shall have no discretion with respect to the selection of directors to receive options, the number of shares of common stock of the Company subject to any such options, or the exercise price thereof. The Board of Directors may, in its sole discretion, delegate any or all of its administrative duties to a committee of not fewer than two non-employee members of the Board of Directors.

      Mergers, Reorganizations and Changes in Control. In the event of a liquidation of the Company or a merger, reorganization or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a subsidiary of another corporation, any unexercised options previously granted under the Director Plan shall be deemed cancelled unless the surviving corporation elects to assume the options or to use substitute options. However, unless the surviving corporation elects to assume the options or to use substitute options, the optionee shall have the right, exercisable during a ten day period ending on the fifth day prior to such liquidation, merger or consolidation, to fully exercise the optionee’s option in whole or in part without regard to any installment exercise provisions otherwise provided in the Director Plan. In the event of a change in control of the Company, as defined in the Director Plan, the vesting of any option granted under the Director Plan which is not then fully exercisable shall accelerate and become exercisable with respect to one-half of the then unvested options, in addition to any options already vested.

      Director Plan Amendment. The Director Plan may be terminated or amended by the Board of Directors as it shall deem advisable. Without the authorization and approval of the stockholders, however, the Board of Directors may not make any amendments which would (1) materially increase the benefits accruing to directors under the Director Plan, (2) increase the total number of shares which may be issued under the Director Plan, (3) materially modify the eligibility requirements to receive a stock option grant under the Director Plan, (4) reduce the exercise price of options granted under the Director Plan, or (5) extend the exercise date of any option granted under the Director Plan.

      Term of Director Plan. The Director Plan expires December 31, 2006.

Federal Income Tax Consequences

      Only non-qualified options which are not intended to meet the incentive stock option requirements of Section 422 of the Code will be issued under the Director Plan. Under current federal income tax law, the grant of an option under the Director Plan will have no federal income tax consequences to the Company or the Director to whom it is granted. Generally, upon exercise of a non-qualified stock option granted under the Director Plan, the excess of the fair market value of the stock at the date of exercise over the option price (the “Spread”) is taxable to the optionee as ordinary income. All such amounts taxable to an optionee are deductible by the Company as compensation expense. The deduction will be allowed for the taxable year of the Company in which the optionee includes an amount in income.

      Generally, the shares received on exercise of an option under the Director Plan are not subject to restrictions on transfer or risks of forfeiture and, therefore, the optionee will recognize income on the date of exercise of a nonqualified stock option. However, if the optionee is subject to Section 16(b) of the Exchange Act, the Section 16(b) restriction will be considered a substantial risk of forfeiture for tax purposes. Under current law, participants who are directors of the Company will be subject to restrictions under Section 16(b) of the Exchange Act during their term of service and for up to six months after termination of such service. SEC Rule 16b-3 provides an exemption from the restrictions of Section 16(b) for the grant of derivative securities, such as stock options, under qualifying plans. Because the Director Plan satisfies the requirements for exemption under SEC Rule 16b-3, the grant of options will not be considered a purchase and the exercise of the options to acquire the underlying shares of common stock will not be considered a purchase or sale. Thus, ordinary income will be recognized and the Spread will be measured on the date of exercise.

      The foregoing discussion, based upon federal tax laws now in effect, is not intended to cover all relevant tax aspects of the Director Plan.

Options Outstanding Under the Director Plan

      A total of 2,000,000 shares of common stock are reserved for issuance under the Director Plan. As of June 15, 2002, an aggregate of 904,663 shares of common stock had been issued upon exercise of stock options granted under the Director Plan, options for a total of 505,999 shares at an average exercise price of $56.26 per share were outstanding and held by the five non-employee directors of the Company, and the remaining 589,338 shares were available for grant.

      The market value of the Company’s common stock on July 1, 2002 was $35.89 per share.

New Plan Benefits

      No stock options have been granted, and no shares of common stock have been issued, on the basis of the share increase that is the subject of this Proposal. However, the following non-employee members of the Board of Directors will receive an option grant for 20,000 shares of common stock pursuant to the automatic option grant provisions of the Director Plan described above upon their reelection to the Board of Directors at the 2002 Annual Meeting: Larry R. Carter, James R. Fiebiger, Kenneth E. Hendrickson, Carol L. Miltner and George D. Wells. Each such option will have an exercise price per share equal to the closing selling price per share of common stock on the date of the Meeting.

Vote Required for Approval of Amendment to Director Plan to Increase the Number of Shares Subject Thereto; Recommendation of Board of Directors

      Approval of this Proposal Three to amend the Director Plan to increase the maximum number of shares available for option grants thereunder by 100,000 requires the affirmative vote of the holders of a majority of the shares of common stock of the Company present, or represented, and entitled to vote at the Meeting.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL TO AMEND THE DIRECTOR PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES AVAILABLE FOR OPTION GRANTS THEREUNDER.

PROPOSAL FOUR

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The accounting firm of KPMG LLP serves the Company as its independent public accountants at the direction of the Board of Directors of the Company and has served in such capacity since the Company’s inception. One or more representatives of KPMG LLP are expected to be present at the Meeting and will have an opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR FISCAL YEAR 2003. This matter is not required to be submitted for stockholder approval, but the Board of Directors has elected to seek ratification of its selection of the independent public accountants by the affirmative vote of a majority of the shares represented and voting at the Meeting. The Company has not determined its intended actions in the event of a negative vote.

Audit Fees

      The total fees billed for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s 10-K and the reviews of the financial statements included in the Company’s 10-Qs were $202,500 for the year ended March 31, 2002.

Financial Information Systems Design and Implementation Fees

      KPMG LLP did not perform any services or bill any fees for direct or indirect operation and/or supervision of the operation of the Company’s information systems, management of the Company’s local area network, and/or designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements taken as a whole for the year ended March 31, 2002.

All Other Fees

      The total fees billed for all other services rendered were $43,200 for the year ended March 31, 2002 and were related to employee benefit plan audits, tax services, and review of SEC filings.

      The Audit Committee has considered whether the provision of these other services is compatible with maintaining KPMG LLP’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file various reports with the SEC and the National Association of Securities Dealers concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the Company’s most recent fiscal year all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners have been met.

STOCKHOLDER PROPOSALS

      Any stockholder desiring to submit a proposal for action at the Company’s 2003 Annual Meeting of Stockholders and presentation in the Company’s Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than March 19, 2003, which is 120 calendar days prior to the anniversary of this year’s mailing date, in order to be considered for possible inclusion in the Proxy Statement for that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Exchange Act, rules and regulations of the SEC, other laws and regulations, and the Company’s bylaws, to which interested persons should refer. Stockholders desiring a copy of our bylaws may write to the Company’s Secretary and receive one without charge.

      If a stockholder wishes to present a proposal at the Company’s 2003 Annual Meeting of Stockholders and the proposal is not intended to be included in the Company’s Proxy Statement relating to such meeting, the stockholder must give advance notice to the Company prior to the deadline for such meeting determined in accordance with the Company’s bylaws (the “Bylaw Deadline”), as described below in the section below entitled “Other Matters.” If a stockholder gives notice of such a proposal after the Bylaw Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

      SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s Proxy Statement with respect to discretionary voting (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the 2003 Annual Meeting of Stockholders is June 2, 2003 (45 calendar days prior to the anniversary of the mailing date of this Proxy Statement). If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s 2003 Annual Meeting of Stockholders. Because the Bylaw Deadline is not capable of being determined until the Company publicly announces the date for the 2003 Annual Meeting of Stockholders, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented the 2003 Annual Meeting of Stockholders and the Company believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the Proxy Statement relating to such meeting.

      The Company was not notified of any stockholder proposals to be addressed at the 2002 Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the 2002 Meeting.

OTHER MATTERS

      The Company knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. Under the Company’s bylaws, in order to be deemed properly presented, notice must be received by the Company not less than 60 nor more than 90 days prior to the date of an annual meeting in order for the proposal to be considered at such meeting; provided, however, that in the event that the first public disclosure of the date of such annual meeting is made less than 70 days prior to the date of such meeting, proposals must be received not later than the close of business on the tenth day following the day on which such public disclosure was first made. The stockholder’s notice must set forth the information required in the Company’s bylaws. Stockholders desiring a copy of our bylaws may write to the Company’s Secretary and receive one without charge.

ANNUAL REPORT TO STOCKHOLDERS ON FORM 10-K

      The Annual Report to Stockholders of the Company for the fiscal year ended March 31, 2002, on Form 10-K, as filed with the SEC (exclusive of exhibits), including audited consolidated financial statements, has been mailed to the stockholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. A copy will be furnished by first-class mail within one business day of receipt of request without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, QLogic Corporation, 26600 Laguna Hills Drive, Aliso Viejo, California 92656. If exhibit copies are requested, a copying charge of $.20 per page will be made.

By Order of the Board of Directors
MICHAEL R. MANNING
Secretary

Aliso Viejo, California

July 12, 2002

      STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

APPENDIX 1

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

CHARTER

I.	PURPOSE

      The function of the Audit Committee of QLogic Corporation (the “Committee”) is to assist the Board of Directors in fulfilling its governance responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company’s auditing, accounting and financial reporting processes generally. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective committee to assist the Board of Directors in monitoring the Company’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Company’s independent accountants.

•	Provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

      The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.	COMPOSITION

      The Committee shall be comprised of three outside directors as determined by the Board, each of whom shall meet the independence and experience requirements of the Nasdaq National Market. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

      The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board. The Board of Directors will also elect a Chair by a majority vote of the full Board.

III.	MEETINGS

      The Committee shall meet at least four times annually, prior to public release of quarterly earnings, or more frequently as circumstances dictate. As part of its responsibilities, the Committee should meet on a regular basis with management, and representatives of the independent accountants. It should also meet at least once per year in separate executive sessions with both groups to discuss matters that the Committee or each of these groups believes should be discussed privately. In addition, the Committee should meet with the independent accountants and management quarterly to review the Corporation’s financials.

IV.	RESPONSIBILITIES AND DUTIES

      To fulfill its responsibilities and duties the Committee will regularly and proactively review the following:

Documents and Reports Review

       1.     Review and update this Charter, as conditions dictate.

       2.     Review the Company’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

       3.     Review with financial management and the independent accountants the results of operations prior to the release of earnings.

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Independent Accountants

       4.     Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships, including all non-audit services and consulting relationships, which the accountants have with the Company to evaluate the accountants’ independence.

       5.     Review the performance of the independent accountants and recommend to the Board approval of any proposed discharge of the independent accountants when circumstances warrant.

       6.     Periodically consult with the independent accountants out of the presence of management about internal controls and the completeness and accuracy of the organization’s financial statements.

       7.     Establish procedures for a review of the competence of the key partners and managers of the accounting firm who are responsible for Company’s audit. The Committee should review (1) the resumes of the key partners and managers, (2) a description of the quality control procedures the firm has established and (3) a report from the firm describing any material issues raised by the most recent quality control review of the firm and describing the steps the firm has taken to deal with any reported problems.

Financial Reporting Processes

       8.     In consultation with the independent accountants and financial management, review the integrity of the organization’s financial reporting processes, both internal and external.

       9.     Review with the independent accountants (and management, as appropriate) significant financial reporting issues and judgements made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

      10.     Consider and if appropriate, recommend the Board approve major changes to the Company’s auditing and accounting principles and practices as suggested by management and discussed with the independent accountants and financial management.

Process Improvement

      11.     Establish regular and separate systems of reporting to the Committee by the independent accountants, and financial management regarding any significant judgements made in management’s preparation of the financial statements and the review of each as to the appropriateness of such judgements.

      12.     Following the completion of the annual audit, review separately with management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information.

      13.     Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

      14.     Review with the independent accountants, and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

Ethical and Legal Compliance

      15.     Establish, review and update periodically a Code of Ethical Conduct and review management establishment of a system to enforce this Code.

      16.     Review management’s monitoring of the Corporation’s compliance with the organization’s Ethical Code, and evaluate whether management has the proper review system in place to cause the Company’s

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financial statements, reports and other financial information disseminated to governmental organizations, and the public to satisfy legal requirements.

      17.     Review activities, organizational structure, and qualifications of the internal audit department.

      18.     Review, with the Company’s Legal Counsel, legal compliance matters including corporate securities trading policies.

      19.     Review, with the Company’s General Counsel, any legal matter that could have a significant impact on the Company’s financial statements.

      20.     Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Chairman of the Board deems necessary or appropriate.

Audit Committee Report

      21.     The Committee shall prepare a report to be included in the Company’s proxy statements. The Committee’s report shall state whether:

•	The Committee has reviewed and discussed the audited financial statements with management;

•	The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as may be amended or supplemented;

•	The Committee has received from the auditors the written disclosures and the letter regarding the auditors’ independence required by Independence Standards Board Standard No. 1, as may be amended or supplemented, and has discussed with the auditors the auditors’ independence; and

•	Based upon the review and discussions noted above, it has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountant. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountant or to assure compliance with laws and regulations of the Company’s Code of Ethical Conduct.

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PROXY

QLogic Corporation
26600 Laguna Hills Drive
Aliso Viejo, California 92656

Proxy Solicited by the Board Of Directors
Annual Meeting of the Stockholders — August 27, 2002

     H.K. Desai and Frank A. Calderoni, or either of them, are hereby appointed attorneys and proxies of the undersigned, each with the power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of QLogic Corporation (“QLogic”) to be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, at 10:00 a.m., Pacific Daylight Time, on Tuesday, August 27, 2002, and at any adjournments or postponements thereof, in connection therewith to vote all of the shares of Common Stock of QLogic which the undersigned would be entitled to vote as follows:

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2, 3 AND 4.

1. ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

     Election of the following nominees as directors: H.K. Desai, Larry R. Carter, James R. Fiebiger, Kenneth E. Hendrickson, Carol L. Miltner, George D. Wells.

(Instructions:	To withhold authority to vote for any nominee, print that nominee’s name in the space provided below.)

2.	AMENDMENT TO THE QLOGIC CORPORATION STOCK AWARDS PLAN TO INCREASE THE NUMBER OF SHARES SUBJECT THERETO BY 2,000,000 TO A TOTAL OF 26,800,000:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	AMENDMENT TO THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES SUBJECT THERETO BY 100,000 TO A TOTAL OF 2,100,000:

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS:

☐ FOR	☐ AGAINST	☐ ABSTAIN

     In their discretion, on such other business as may properly come before the Meeting or any adjournment thereof.

IMPORTANT—PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY, “FOR” THE AMENDMENT TO THE QLOGIC CORPORATION STOCK AWARDS PLAN TO INCREASE THE NUMBER OF SHARES SUBJECT THERETO, “FOR” THE AMENDMENT TO THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES SUBJECT THERETO AND “FOR” RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS.

Date: , 2002

(Signature of stockholder)

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN
AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.